Cinedigm Corp. Regains Compliance With NASDAQ Listing Requirements

Los Angeles, CA -- Cinedigm Corp. ("Cinedigm" or the "Company") (NASDAQ: CIDM) received formal notification from The NASDAQ Stock Market LLC ("NASDAQ") that the Company has regained compliance with Listing Rule 5550(a)(2), which requires the Company's common stock to maintain a minimum bid price of $1.00 per share. NASDAQ staff made this determination of compliance after the closing bid price of the Company's common stock was at $1.00 per share or greater for the prior 10 consecutive business days.
NASDAQ had previously notified the Company of its non-compliance with Listing Rule 5550(a)(2) on June 8, 2015, following 30 consecutive business days for which the closing bid price of the Company's common stock did not meet the $1.00 per share minimum requirement.
About Cinedigm
Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television. The company's library of films and TV episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including Scholastic, NFL, Shout Factory, Hallmark, Jim Henson and more.
Additionally, given Cinedigm's infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm's first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel in partnership with WIZARD WORLD, on March 3, 2015. The Company's third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.
Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. [CIDM-F]
Contact:
Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com